EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST
First Quarter 2016 Conference Call
May 6, 2016, 10:00 am CT
Chairperson: Monty Bennett

Participant 1:
Hi. Thank you. This is actually Arpine, in for Robin. Could you just talk a little bit about outside of Easter shift, what you saw in corporate transient demand in general across your portfolio? And when you are looking to Q2, what are you seeing in those trends? And then if you could talk a little bit about group pace for the year now versus three months ago? And then I have a quick follow-up.

Jeremy Welter:
So, this is Jeremy. I can comment on the first quarter. I can’t really talk about what’s going on in the second quarter. But I can tell you what’s going on in the first quarter. So we saw a change in the mix of business. And I am going to quote you just room nights. I am not going to quote total room revenue or RevPAR, but this shift in room nights, we did have, trend here was up just a little bit in the portfolio in Q1. But that was a change in the mix. Special corporate was down for us about 4%. So that’s your negotiated at corporate rate.

Retail was up slightly, about 1% We did see a big increase in the discount channels of 7.6%. And that was commensurate with the rest of our competitors. But fortunately as well, wholesale was down an additional 12%. So some of the lower rate wholesale declined. And then we saw a decrease in group room night of 3% but the rate was pretty good growth. So overall group revenues were up in the first quarter. And as it relates to the balance of the year, I think our group positioning is strong. I don’t know if we are counting on exactly what that looks like at this point.

Participant 1:
All right. Thanks for the color. You talked about higher valuations for individual hotel sales or smaller portfolios. When we look at the most recent sale of five select service hotels, was that $142 million was pretty much in line with what you were expecting, because I think for the 24 hotel portfolio you had given a number of $550 million to $600 million in aggregate, which implies price per key of $125,000 to $136,000 per key and this obviously came in at $102,000 per key.

Could you just comment whether that expectation is still in place in terms of that portfolio of 24 select service hotels generating about $550 million to $600 million in proceeds? Thanks.

Douglas Kessler:
Sure. This is Douglas. In terms of trying to do the math and reverse engineer in terms of what would be the remaining value of that portfolio, it’s really not necessarily the right exercise because when we reassess the portfolio trade of that group and came back and told the market that we are going to breakdown our entire portfolio of select service hotels of some 60-odd select service properties, part of the strategy was to also adjust the timing of some of the sales.

And so some of those transactions that may have been part of the original group of 24 could be moved to a later point in time as we methodically put these properties either individually or in small groups of assets out into the market.

The trade that we did with Noble, we thought was a market trade. Keep in mind that it’s not just about the price per key component. We are looking at comparisons of maximizing the lowest possible cap rate we can get. In some cases, there is a maximum per key amounts that investors will pay.

So we are trying to balance all that along with our ability to maximize net operating income of these assets in the midst of possible CAPEX expenditures for certain properties or what were coming out of CAPEX expenditures where we don’t really leave money on the table, we want to capture some of the value add or remove the disruption from trailing 12 numbers. So it’s a fairly fluid process.

When we went out to the market and said that we thought the price range for that group of assets was in the range that you mentioned, you will recall that we also commented that pricing for bulk portfolios of that scale actually backed up. And we pivoted to have a view that by selling off smaller pools of assets or individual assets we would achieve better values than the values that we were getting in terms of the pricing on those assets. So we are out of the market.

We are engaged with brokers on certain components of the portfolio and obviously when we made that announcement we have been responding to inbound inquiries for specific assets that buyers have targeted and have come to us on an off-market discussion. So we are looking at this in all possible ways to maximize the value and fulfill our stated strategy of selling these select service assets and making trust platform that’s focused on upper upscale full-service hotels and upscale full-service hotels.

Participant 1:	Thank you.

Participant 2:
Hi. Good morning guys. Just one quick follow-up on the disposition question. The transaction you announced of the five hotels, I mean, could we think about it as you found the buyer, maybe there was a geographic or other interest? You know, do you think it’s more likely that we see, you know, small portfolios like that? Or do you think it’s more likely that all of the rest of those assets are kind of one-offs?

Douglas Kessler:
Well, we are going to be nimble. Obviously if someone came to us and said, we are interested in a large portfolio trade, we will certainly consider that. We think that the buying audience for that segment is not as deep as it was a year ago at this time. So our strategy will be a mix of really looking at the debt pools that we have in these assets located in. And so some of them are one asset debt pool, some of them are five to six assets. And in other cases, it’s a little bit larger.

So we are going to try to be nimble, minimize the associated defeasance costs as we take these assets into the market. And we will find that there are groups that are interested geographically, we will find that there are groups that want brand manage, we will find probably an even bigger audience of groups that want management unencumbered assets. So we will try to modulate through all of those different buyer appetites and timing situations that I described in respond to the earlier question and do our best to maximize the value that we can obtain from these assets work for shareholders.

Participant 2:	Okay. Fair enough. And the, just wanted to clarify, on the ROFOs with Ashford Prime on those assets, there is no expiration date to speak up on those, is there?

Douglas Kessler:	No. There is not an expiration.

Participant 2:
Okay. Great. And then just wanted to quickly ask about the Marriott, Starwood merger. You guys are the big Marriott owners. Have you had any conversations with them about ensuring that there is no or minimal disruption as they get the integration done?

Jeremy Welter:
Sure. This is Jeremy. We are very actively involved with Marriott. We have got an incredible relationship with Marriott. And I can just say that they are very buried on the transaction. They have got a good amount of folks that are on the integration team and there are a few are issues we are working through, nothing that’s really significant or material and we are closely involved with them.

I think overall, do you think it’s going to help our Starwood product and one of the things that we are pretty vocal on with other owners is just that the concept of brand proliferation and the fact that Marriott is going to have so many brands and working through what that means to us and as it relates to new hotel development and things like that.

Participant 2:	Okay. Very good. Thanks guys.

Participant 3:
Hi. Good morning guys. I was hoping and this is probably more for Jeremy, it looks like margins were down 200 basis points in the quarter. Was there anything in particular that was driving that? I apologize if I missed it earlier in your prepared remarks.

Jeremy Welter:
Yes. Well, overall the EBITDA for us were pretty strong and I think the margins were positive in the quarter. We did have an impact in specifically one department which was F&B. And that was mainly due to a mix of the business we had in the first quarter. As I mentioned, group room nights were down but overall group room revenues were up as we had less banquet and catering revenue.

Deric Eubanks:
Hi Ryan. It’s Deric. I would like to just chime in here and point to the earnings release. We had to change our hotel EBITDA table. And so what you are referring to basically ties to the GAAP income statement, which doesn’t have a full year of prior-year acquisitions or acquisitions that have been completed since the prior-year. So what you really need is to look at the comparable hotel EBITDA margin, which is an increase of 43 basis points.

Participant 3:	Got you. And I am looking at the one that shows down 200. Okay.

Deric Eubanks:	Yes. That’s not an apples-to-apples comparison.

Jeremy Welter:	I am sorry. I was looking at the comparable.

Participant 3:
Yes. No, that make sense. I was just looking at the wrong thing. No, that’s really helpful. And then congratulations on getting the portfolio sale done. Obviously I think those are what you guys were focused on. So well done and pricing looks pretty good. Can you give us any indication, was there a substantial amount of CAPEX that needed to go into these assets with regards to PIPs that might make the pricing look even more attractive from a seller standpoint relative to a buyer?

Jeremy Welter:
The CAPEX was nothing really unusual on the asset, circa $10 million to $12 million plus, that kind of range. So when we looked at this, I think and the market today, quite frankly is looking at all-in cap rates are really the focus of the buyer. They are zeroing in on what their net cap rate is based upon the future spends and not really underwriting a lot of benefit, particularly on the select service.

So what we are seeing are cap rates, I would give you a broad range, of circa high-7s to mid-8s kind of net broad range and just really depends upon the age of the asset, encumbered or unencumbered, location. But that’s generally what we are seeing. So we thought that, you know, this pricing was square in the middle of that.

Deric Eubanks:	Yeah, and Ryan, just to give a little bit of color, the major CAPEX for that portfolio is the Courtyard LBV. It’s - it needs to be renovated within the next probably 14 months.

Participant 3:
Great. That’s helpful. And then just the last question I had was, your stock is obviously trading at a pretty discounted value. You have got nice proceeds coming in from this portfolio of sale. How are you balancing use of proceeds from acquisitions versus stock repurchases? I know that’s always a difficult question to answer and just because the stock is at a certain valuation today, it doesn’t mean it’s going to be at that valuation when you have that cash when you are able to deploy it? But can you just give us some color on how you are thinking about it?

Monty Bennett:
Sure, Ryan. This is Monty. I think you hit the nail on the head. We don’t have any cash from those sales coming in yet. And so we would just have to assess the situation as it comes in. We are above our targeted leverage levels of 55% to 60%. So let’s not forget that we want to bring that down but other than that, we will just have to assess the situation when those proceeds come in.

Participant 3:	All right. That’s helpful. Thanks.

Participant 4:
Good morning. I was hoping you could address on a higher level. You are comfortable with leverage, the 55% to 60% range. And I know that you have been there a long time. I know you have recovered some since the IPO. But some of your peers have just in the last six to nine months shifted down fairly dramatically to somewhere around 20% to 30% and it would seem with low interest rate that they are at now, that by doing so they are leaving earnings on the table for shareholders. Can you talk about how you think about that internally?

Monty Bennett:
Sure. Thanks Bryan. Equity will always perform better the higher leverage you have got. All the PE firms use 65% to 70% to 80% leverage. The reason they do that is so they can get better equity returns doing it with the higher leverage. The risk is that you increase chance of bankruptcy and you also might have higher volatility in your stock. And so those are the trade-offs.

We did go into the worst recession that we have had as a country since the Great Depression at this 60%, 65% or the 55% to 60% levels. And as you know, we came through it with flying colors and we are able to have enough cash to buy back half of our stock during the downturn. And so the rationale to have even lower leverage levels, to us, seems misplaced. It seems like if you can survive and do well during the Great Recession with leverage levels of 55% to 60% and overall your returns are going to be higher with higher leverage, why take it down.
We know some investors like it that way and so I think that’s why a lot of the other companies, including Prime targets lower leverage levels. But we run this platform a little more opportunistically and focused on just the returns even if this part of the platform or that part of the platform is not the way that some specific investors like.

Monty Bennett:
Just to add to that comment. Our debt is nonrecourse and we do run the platform at a slightly higher cash position relative to our equity market cap and we keep that cash really for safety reasons, but also for opportunities. One of the things we learned in the last downturn was that not that we had too much debt, it was really that we just didn’t have enough cash to even capitalize even more than we did than any of our peers in terms of taking advantage of that situation.

We are not holding that cash because we think the market is headed in that direction but we think that what we learned from our prior execution will benefit our future execution. So just an added comment there.

Participant 4:
Yes. And would you guys be willing to take a stab at how you view the current lodging cycle as it’s stacking up now from a timing standpoint? The typical cycle is seven years, we all know, give or take. One looks to play out a little bit longer than that, would you guys be willing to speculate on what you are seeing and thinking in that regard?

Monty Bennett:
Sure. We don’t have typical cycles anymore. We are just around the corner on a long-term debt cycle. The typical business cycles you are aware of, the long-term debt cycles occur about every 70 years, debt to GDP peaked in the 1929, that created the crash and because of lowering GDP, it actually peaked in 1933. Then for a upper number of reasons, the debt to GDP number came down drastically and then over the ensuing decades built backup in 2008 and then we had another almost a depression with this high debt.
So over the past number of years, this cycle has been unusual in that we haven’t had one year of 3% growth no more. So growth in this high debt world is different. It’s obviously a lot lower. So here is the question. We are deep into this recovery, but it’s been a very lackluster, very tepid recovery. So what does that mean? Does that mean that we are to have even deeper downturns when they come? That’s not my belief. My belief is that when the recessions come, they are going to be shallower because we never really overheated.

The credit creation is not off the charts. It’s a little on the higher end. It’s not off the charts. And new supply growth is still modest. In all the past recessions, we have been up to about 3% new supply growth by now. And we are still at around 1.5%. So in a way, we have been kind of in a recession the past five years, right, with the supply growth being so mute. So while we think we are in a cycle, we think that we are not seeing the excesses that you usually see built up towards the end of a cycle. So this should very well go for quite some longer period of time.

Participant 4:	Thanks Monty. That’s helpful.
END